Exhibit 4.4

AMENDMENT No. 3
to the
LIMESTONE BANCORP, INC.
TAX BENEFITS PRESERVATION PLAN

This is Amendment No. 3 to the Limestone Bancorp, Inc. Tax Benefits Preservation Plan (this “Amendment”) between Limestone Bancorp, Inc. (formerly known as Porter Bancorp, Inc.), a Kentucky corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), is dated and effective as of November 25, 2019.

WHEREAS, the Company and the Rights Agent are parties to a Tax Benefits Preservation Plan, originally dated as of June 25, 2015, as amended by Amendment No. 1 thereto dated August 5, 2015, and Amendment No. 2 thereto dated May 23, 2018 (the “Plan”),

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company to amend certain provisions of the Plan; and

WHEREAS, no Person (as defined in the Plan) has become an Acquiring Person (as defined in the Plan), and no Distribution Date (as defined in the Plan) has occurred; and

WHEREAS, pursuant to and in accordance with Section 22 of the Plan, the Company desires to amend the Plan as set forth below.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.            Amendments.

(a)           The definition of “Exempt Person” in Section 1 of the Plan is hereby amended to read in its entirety as follows:

“Exempt Person” means (i) the Company, any Subsidiary of the Company (in each case including, without limitation, in any fiduciary capacity), any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, or any entity or trustee holding Company Securities to the extent organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement, and (ii) any Person deemed to be an “Exempt Person” in accordance with Section 25(b).

(b)          Section 25 of the Plan is hereby amended to read in its entirety as follows:

Section 25.       Determinations and Actions by the Board, etc.; Exemptions.

 (a)       The Board shall have the exclusive power and authority to administer this Plan and to exercise all rights and powers granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Plan, including the right and power to (i) interpret the provisions of this Plan and (ii) make all determinations deemed necessary or advisable for the administration of this Plan (including a determination to redeem or exchange or not to redeem or exchange the Rights or to amend the Plan).  All such actions, calculations, interpretations and determinations which are done or made by the Board in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties.

 (b)       The Board or a duly authorized committee thereof may, in its sole discretion, approve and exempt an acquisition of Common Stock by a Person who is or upon such acquisition will be a 5% Shareholder in the manner and with the effect as provided in this Section 25(b):

            (i)       Any approval and exemption granted by the Board under this Section 25(b) must be obtained in writing, may be granted in whole or in part, and may contain and impose such conditions and limitations (including a requirement that any Person whose Percentage Stock Ownership increases as a result of the acquisition approved and exempted by the Board agree that it will not acquire Beneficial Ownership of shares of Common Stock in excess of the maximum number and percentage of shares approved by the Board) as the Board, in its sole discretion, deems reasonable and appropriate in connection with such approval and exemption.  The Board may grant its approval and exempt an acquisition of Common Stock hereunder notwithstanding the effect of such approval and exemption on the Tax Benefits if it determines that the approval is in the best interests of the Company.

            (ii)       A Person who acquires Common Stock in an acquisition approved and exempted by the Board pursuant to this Section 25(b) will not become an Acquiring Person as a result of such acquisition and will be deemed to be an “Exempt Person” unless and until such Person's Percentage Stock Ownership shall be increased by more than one-tenth of one percentage point over such Person's lowest Percentage Stock Ownership upon completion of the acquisition of Common Stock approved and exempted by the Board hereunder or thereafter, other than any increase pursuant to or as a result of (A) the exercise of any option, warrant or convertible instrument to purchase Company Securities that such Person held as of immediately prior to the public announcement of this Plan, (B) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (C) any redemption or repurchase of Company Securities by the Company, (D) any transfer to such Person of Company Securities by the Company, if the Board determines, in its sole discretion, that such transfer would not jeopardize or endanger the Company's utilization of the Tax Benefits or is otherwise in the best interests of the Company; or (E) any other acquisition of Common Stock approved and exempted by the Board pursuant to this Section 23(b).

2.           Effect of this Amendment; Certification.  It is the intent of the parties that this Amendment constitutes an amendment of the Plan as contemplated by Section 23 thereof.  Except as expressly provided in this Amendment, the terms of the Plan remain in full force and effect.  The officer of the Company executing this Amendment certifies to the Rights Agent that the amendments and supplements to the Plan set forth in this Amendment are in compliance with the terms of the Plan, and the certification contained in this Section 2 shall constitute the certification required by Section 23 of the Plan.

3.            Counterparts.  This Amendment may be executed and delivered in any number of counterparts and by electronic transmission and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4.          Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.            Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.            Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Limestone Bancorp, Inc. Tax Benefits Preservation Plan to be duly executed by their respective authorized officers as of the day and year first above written.

LIMESTONE BANCORP, INC.

By: /s/ Phillip W. Barnhouse
Name: Phillip W. Barnhouse
Title: Chief Financial Officer

American Stock Transfer & Trust Company,
LLC, as Rights Agent

By: /s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director

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